Exhibit 10.20

NEONC TECHNOLOGIES HOLDINGS, INC.

2023 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

NeOnc Technologies Holdings, Inc., a Delaware corporation (“Company”), hereby grants an Award of Restricted Stock, subject to the terms, conditions, and restrictions of the Company’s 2023 Equity Incentive Plan (the “Plan”), and this Restricted Stock Award Agreement, including Appendix A attached hereto (the Restricted Stock Award Agreement and Appendix A are collectively referred to as the “Award Agreement”). The capitalized terms used in the Award Agreement but not defined herein shall have the meanings set forth in the Plan.

Grantee:	Keithly Garnett

Grant Date	January 4, 2024

Total Number of Shares of Common Stock (“Shares”) Granted	360,000

Lapse of Restrictions:

The restrictions imposed on the Restricted Stock shall lapse as set forth below. Except as otherwise provided in the Award Agreement, Grantee will not be eligible to retain Shares of the Restricted Stock unless the Grantee has continued in employment or other service to the Company or one of its Subsidiaries through the applicable date set forth below. Such restrictions shall lapse with respect to:

Assuming that the Company closes its initial public offering (the “IPO”) on or before June 30, 2024, 120,000 Shares on that date which is seven months from the effective date of the IPO (the “Initial Tranche”)

Assuming that the Company closes the IPO on or before June 30, 2024, twelve tranches of 10,000 Shares on the first date of each month commencing on the eighth month from the effective date of the IPO

Assuming that the Company closes the IPO on or before June 30, 2024, 120,000 Shares, in whole or in part, on such date(s) as the Company’s Compensation Committee, in its sole discretion, determines that all or some of the following metrics are met, it being understood that the Compensation Committee shall meet semi-annually on the second Monday of June and December of each calendar year to make such determination(s):

- R&D Spend Efficiency: Meeting annual budget metrics as set by the board

- Accuracy of Financial Statements: Assuring Company financial statements are accurate and complete and not subject to restatement

- Coordination: Assuring coordination with Company independent public accountants and outside counsel on audits and periodic reviews

- Oversight: Ensuring that Company periodic filings with the SEC are timely made

Termination of Service:

Except with respect to the Initial Tranche, in the event of Grantee’s termination of employment or other service with the Company and its Subsidiaries, whether such termination of employment (or other service) is by the Company or by Grantee, the Restricted Stock shall have been earned only to the extent that the restrictions on the Restricted Stock have lapsed in accordance with the schedule set forth above and shall not accelerate on a pro rata (or any other) basis. Except with respect to the Initial Tranche, upon such termination of employment (or other service), Grantee shall forfeit the balance of such Restricted Stock as to which the restrictions have not yet lapsed, and the Restricted Stock so forfeited shall be returned to the Company.

[SIGNATURES APPEAR FOLLOWING PAGE(S)]

COMPANY:

NeOnc Technologies Holdings, Inc., a Delaware corporation

By:	/s/ Thomas Chen
Print name:	Thomas Chen, MD, PhD.
Title:	Chief Executive Officer

Grantee acknowledges and represents that Grantee is familiar with the terms and provisions of this Award Agreement and hereby accepts same subject to all its terms and provisions hereof. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors or its duly appointed Committee upon any questions arising under the Plan.

Dated:	January 4, 2024	/s/ Keithly Garnett
Grantee Signature

APPENDIX A

TERMS AND CONDITIONS FOR RESTRICTED STOCK

1. Grant. The Company grants to Grantee an Award for the number of Shares of Restricted Stock set forth in the Award Agreement, subject to the terms and conditions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.

2. Term. Subject to earlier lapse of restrictions for the Shares of Restricted Stock as provided in the Plan, the restrictions set forth herein shall lapse in accordance with the provisions of Section 4 below. This Award Agreement shall terminate when all of the Shares of Restricted Stock either have vested in accordance with Section 4 or have been forfeited upon Grantee’s termination of employment (or other service) with the Company and its Subsidiaries.

3. Restrictions on Transfer. The Award shall be nontransferable and shall not be assignable, alienable, saleable, or otherwise transferable by Grantee other than by will or the laws of descent and distribution or pursuant to a “domestic relations order” (as defined in Code Section 414(p)(1)(B)). Shares of Stock that have vested and are no longer subject to restrictions pursuant to Section 4 may be transferred by Grantee, subject to applicable federal and state securities law restrictions. The terms of this Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Grantee. No non-permitted transferee of Grantee shall have any right in or claim to any Restricted Stock.

4. Lapse of Restrictions.

(a) Time Vesting. The restrictions shall lapse with respect to the Shares of Restricted Stock covered by this Award, in the installments set forth in the Award Agreement, provided that Grantee’s service as an Employee (or other service to the Company and its Subsidiaries) continues through the specified dates (except with respect to the Initial Tranche as that term is defined in the Restricted Stock Award Agreement dated January __, 2024 by and between the Company and Grantee).

(b) Change in Control. Upon a Change in Control as defined in Section 17 of the Plan, the Board or the Committee may make any determinations and take any actions permitted under Section 11 of the Plan.

(c) Action by Committee. The Committee shall have the authority, in its sole and absolute discretion, to remove any or all of the restrictions applicable to such Shares of Restricted Stock whenever the Committee may determine that such action is appropriate by reason of changes to applicable tax or other laws.

5. Fractional Shares. No fractional shares shall be delivered to Grantee. Any fractional shares shall be rounded down to the nearest whole number, provided that such fractional shares shall be aggregated and vested on the date when all restrictions lapse or expire.

6. Legends.

(a) If Restricted Stock is held in certificated form, certificates representing Shares of Restricted Stock issued pursuant to the Award Agreement shall bear the following legend:

“The Shares of Stock represented by this certificate have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. No such sale or disposition may be effected without an effective registration statement related thereto or an opinion of counsel satisfactory to NeOnc Technologies Holdings, Inc. that such registration is not required under the Securities Act of 1933.”

(b) If Restricted Stock is held in certificated form, until all restrictions lapse, certificates representing Shares of Restricted Stock issued pursuant to the Award Agreement shall bear the following legend:

“The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the NeOnc Technologies Holdings, Inc. 2023 Equity Incentive Plan, and in the associated Restricted Stock Award Agreement. A copy of the Plan and such Restricted Stock Award Agreement may be obtained from NeOnc Technologies Holdings, Inc.”

(c) The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Award Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

(d) To the extent any Restricted Stock is held in book-entry form, such book-entry designation shall contain the same restrictions as set forth above as would otherwise be placed on any certificates and in each such case, the Company shall notify its transfer agent of the restrictions set forth herein.

7. Escrow.

(a) Until all restrictions have lapsed, the Secretary or such other escrow holder as the Committee may appoint, shall retain custody of the stock certificates or book-entry shares representing the Restricted Stock subject to the Award; provided, however, that in no event shall Grantee retain physical custody of any certificates representing Shares of Restricted Stock awarded to him or her.

(b) Grantee further agrees that simultaneously with his or her execution of the Award Agreement, he or she shall execute stock powers in favor of the Company with respect to the Shares of Restricted Stock granted hereunder in the form attached hereto and that he or she shall promptly deliver such stock powers to the Company.

8. Rights as a Stockholder. Upon the delivery of Restricted Stock to the escrow holder pursuant to subsection 7(a), Grantee shall have all the rights of a stockholder of the Company with respect to the Restricted Stock, subject to the terms and conditions of this Award Agreement, including the right to vote the Restricted Stock and the right to receive all dividends or other distributions paid or made with respect to the Restricted Stock; provided, however, that any additional Shares of Restricted Stock to which Grantee shall be entitled as a result of stock dividends, stock splits, or any other form of recapitalization in respect of Shares of Restricted Stock shall also be subject to the terms and conditions of this Award Agreement until the restrictions on the underlying Shares of Restricted Stock lapse or expire. Grantee acknowledges that any dividends paid to Grantee with respect to any Share of the Restricted Stock prior to the lapse of any restrictions with respect to such Share shall be compensation income rather than dividend income unless Grantee has made an election under Section 83(b) of the Code with respect to such Share.

9. Removal of Legends on Certificates and Return of Stock Powers. When restrictions lapse and the Company delivers to Grantee the certificates in respect of shares of Stock or book-entry shares, Grantee shall also receive back the related stock powers held by the Company pursuant to subsection 7(b) above. The distributed shares of Stock shall be free of the restrictions and such certificate, if any, shall not bear the legend provided for in Section 6(b) above (but shall continue to bear the legend provided in Section 6(a) above, if applicable).

10. Code Section 83(b) Election. Grantee acknowledges that he or she has been informed and is aware of the following income tax consequences resulting from the receipt and vesting of the Shares of Restricted Stock:

(a) With respect to the Shares that are vested on the Grant Date, Grantee will be taxed currently on their Fair Market Value on the Grant Date.

(b) With respect to the Shares that are not vested on the Grant Date, Grantee will be taxed on the Fair Market Value of such Shares as and when the restrictions lapse in accordance with the provisions of the Award Agreement (such fair market value determined on such vesting dates), unless Grantee files an election pursuant to Section 83(b) of the Code (and any similar state tax provisions if applicable). If such an election is made, Grantee will be taxed currently on the full fair market value of the unvested Shares on the Grant Date. Any such election must be filed by Grantee with the Internal Revenue Service and, if necessary, the proper state taxing authorities, within 30 days of the receipt of the Shares. A form of Election under Section 83(b) is attached hereto. GRANTEE ACKNOWLEDGES THAT IT IS HIS OR HER SOLE RESPONSIBILITY AND NOT THE COMPANY’S (i) TO DETERMINE WHETHER OR NOT TO MAKE ANY ELECTION UNDER SECTION 83(b) OF THE CODE, AND (ii) IF GRANTEE DETERMINES TO MAKE ANY SUCH ELECTION, TO TIMELY FILE SUCH ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF GRANTEE ASKS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON HIS OR HER BEHALF.

(c) Grantee shall notify the Company immediately in writing in the event Grantee makes an election under Section 83(b) of the Code (or any successor provision) or corresponding provisions of state or local tax laws with respect to the Restricted Stock.

11. Separate Advice and Representation. The Company is not providing Grantee with advice, warranties, or representations regarding any of the legal, tax, or business effects to Grantee with respect to the Plan or this Award Agreement. Grantee is encouraged to seek legal, tax, and business advice from Grantee’s own legal, tax, and business advisers as soon as possible. By accepting this Award and the shares of Stock covered thereby, and by signing this Award Agreement, Grantee acknowledges that Grantee is familiar with the terms of the Award Agreement and the Plan, that Grantee has been encouraged by the Company to discuss the Award and the Plan with Grantee’s own legal, tax, and business advisers, and that Grantee agrees to be bound by the terms of the Plan and the Award Agreement.

12. Tax Withholding.

(a) The Company will assess its requirements regarding federal, state, and local income taxes, FICA taxes, and any other applicable taxes (“Tax Items”) in connection with the Restricted Stock. These requirements may change from time to time as laws or interpretations change. The Company will withhold Tax Items as required by law. Regardless of the Company’s actions in this regard, Grantee acknowledges and agrees that the ultimate liability for Tax Items is Grantee’s responsibility. Grantee acknowledges and agrees that the Company:

(i) makes no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Restricted Stock, including any subsequent sale of Shares acquired under the Plan; and

(ii) does not commit to structure the terms of the Restricted Stock or any aspect of the Restricted Stock to reduce or eliminate liability for Tax Items.

(b) Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares of Restricted Stock or book-entry Shares will be issued or delivered to Grantee, unless and until satisfactory arrangements (as determined by the Committee) have been made by Grantee with respect to the payment of income, employment, and other taxes which the Company determines are to be withheld with respect to such Shares. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Grantee to satisfy such tax withholding obligation, in whole or in part (without limitation) by one or more of the following: (i) paying cash, (ii) delivering to the Company already vested and owned Shares having an aggregate Fair Market Value (as of the date the withholding is effected) equal to the amount required to be withheld, or (ii) by authorizing the Company to hold back a number of Shares otherwise deliverable to Grantee through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) having an aggregate Fair Market Value (as of the date the withholding is effected) equal to the amount required to be withheld.

13. No Acquired Rights or Employment Rights. Grantee agrees and acknowledges that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of this Award under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any Awards or benefits in lieu of any Awards, even if Awards have been granted repeatedly in the past and regardless of any reasonable notice period mandated under local law, and all decisions with respect to future grants of Awards, if any, will be at the sole discretion of the Company;

(c) the value of this Award is an extraordinary item of compensation that does not constitute regular compensation for services rendered to the Company or any Subsidiary or Affiliate and which is outside the scope of Grantee’s employment contract (or other service agreement or arrangement), if any;

(d) this Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, retirement benefits, or similar payments;

(e) the future value of any Shares awarded under the Plan, if any, is unknown and cannot be predicted with any certainty;

(f) this Award is not intended to replace any retirement benefits or compensation and are not part of normal or expected salary or compensation for any purpose, including but not limited to calculating severance payments, if any, upon termination of employment (or other service to the Company and its Subsidiaries);

(g) no claim or entitlement to compensation or damages arises from the termination of this Award or diminution in value of this Award or Shares received under the Plan, and Grantee irrevocably releases the Company from any such claim; and

(h) nothing contained in this Award Agreement is intended to constitute or create a contract of employment, nor shall it constitute or create the right to remain associated with or in the employ of the Company or any Subsidiary or Affiliate for any particular period of time; this Award Agreement shall not interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate Grantee’s employment or other service at any time, with or without cause, subject to applicable laws.

14. Adjustment of Shares. Upon the occurrence of events described in, and in accordance with the provisions of, Section 10 of the Plan, the Company shall make appropriate adjustments in the number of Shares covered by the Award. Except as provided in Section 10 of the Plan, Grantee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares of Restricted Stock subject to the Award. The grant of the Restricted Stock pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

15. Notices. Except as may be otherwise provided by the Plan, any written notices provided for in the Plan and this Award Agreement shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notice may also be provided by electronic transmission, if and to the extent permitted by the Committee. Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records, or if to the Company, at 8335 Sunset Boulevard, Suite 240, Los Angeles, CA 90068 to the attention of Chief Executive Officer.

16. Severability. The provisions of the Award Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17. Counterparts; Further Instruments. The Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Award Agreement.

18. Amendment. The Award Agreement may be amended or modified by the Committee, including amendments and modifications that may affect the tax status of the Award, provided that such action may not, without the consent of Grantee, impair any rights of Grantee under the Award Agreement.

19. Entire Agreement; Governing Law. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and Grantee. The construction, interpretation, performance and enforcement of this Award Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware. For purposes of litigating any dispute that may arise directly or indirectly from this Award Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of Delaware and agree that any such litigation shall be conducted only in the courts of Delaware or the federal courts of the United States located in Delaware and no other courts.

CONSENT OF SPOUSE

The undersigned spouse of Grantee agrees that his/her/their interest, if any, including any community property interest, in the Shares subject to the foregoing Award Agreement between Grantee and the Company shall be irrevocably bound by such Award Agreement. The undersigned further agrees that Grantee’s decisions or execution of any documents with respect to the Shares covered by such Award Agreement shall be the decision, signature or deed of the undersigned and irrevocably bind the undersigned as if the undersigned had made such decisions, executed such documents or performed such acts done by the undersigned’s spouse.

Spouse of Grantee (if any):

/s/ Sherilyn Garnett
(signature)

Name:	Sherilyn Garnett

Date:	January 5, 2024

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto _____________________”) _____________ (_______) shares of the common stock, par value $.0001, of NeOnc Technologies Holdings, Inc., a Delaware corporation (the “Company standing in the undersigned’s name on the books of said corporation represented by Certificate No. ____ delivered herewith, and does hereby irrevocably constitute and appoint the Corporate Secretary of the Company, as attorney-in-fact, to transfer the said shares of stock on the books of the said corporation with full power of substitution in the premises.

Dated:
[name]

SECTION 83(b) TAX ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1)	Name:

Address:

Social Security No.: __________________

(2)	The property with respect to which the election is being made is ______________ shares of the common stock of NeOnc Technologies Holdings, Inc., a Delaware corporation (“Shares”).

(3)	The date on which the Shares were acquired is __________________, 20__.

(4)	The taxable year in which the election is being made is the calendar year 20__.

(5)	The property is subject to surrender and cancellation if for any reason the taxpayer ceases to be an employee the issuer prior to specified vesting dates. This restriction lapses in accordance with the terms of an agreement between the company and taxpayer.

(6)	The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $________ per share.

(7)	The amount paid for such property is $____ per share.

(8)	A copy of this statement was furnished to [____________________], for whom taxpayer rendered the services underlying the transfer of property.

(9)	This statement is executed as of _________________, 20__.

Signature:
Taxpayer

Taxpayer’s Spouse, if any

NOTE: To make the election, this form must be filed with the Internal Revenue Service Center with which taxpayer files his/her Federal income tax returns. The filing must be made within thirty (30) days after the Grant Date of the Restricted Stock Award Agreement.